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                                                                  EXHIBIT 4(ii)


                   AMERICAN GENERAL ANNUITY INSURANCE COMPANY
             HOME OFFICE: 205 E. 10TH AVENUE, AMARILLO, TEXAS 79101
                           TELEPHONE: (800) 424-4990

                    ANNUAL STEP-UP DEATH BENEFIT ENDORSEMENT

This Endorsement modifies the Contract to which it is attached. The effective date of the Endorsement is the Issue Date shown on the Contract Schedule. The Charge for this benefit is shown on the Contract Schedule. In case of conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Contract captioned "Proceeds Payable on Death Death Benefit Amount During the Accumulation Period":

PROCEEDS PAYABLE ON DEATH
DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: For a death occurring prior to the 75th birthday of the Owner, or the oldest Joint Owner, the death benefit during the Accumulation Period will be the greater of:

        1. The Purchase Payments, less any withdrawals and previously deducted Contingent Deferred Sales Charge; or

        2. The Contract Value determined as of the end of the Valuation Period during which the Company receives at its Annuity Service Office both due proof of death and an election of the payment method; or

        3. The highest Step-Up Value prior to the date of death. The Step-Up Value is equal to the Contract Value on any Contract Anniversary plus any Purchase Payments made after such Contract Anniversary less any withdrawals and Contingent Deferred Sales Charge deducted after such Contract Anniversary.

For a death occurring on or after the 75th birthday of the Owner, or the oldest Joint Owner, the death benefit during the Accumulation Period will be as provided in the Contract to which this Endorsement is attached.

Signed for American General Annuity Insurance Company by:


     /s/ CYNTHIA TOLES                                 /s/ JOHN A. GRAF
          SECRETARY                                       PRESIDENT